EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2003 relating to the consolidated financial statements and financial statement schedule of Hanover Compressor Company, which appears in Hanover Compressor Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

Houston, Texas

August 1, 2003